__________, 2018
Symmetry Panoramic Trust
151 National Drive
 Glastonbury, CT  06033
Re: Advisory Fee Waiver Agreement for the Symmetry Panoramic Funds
Dear __________:
By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby and effective as of the date noted below, Symmetry Partners, LLC (the “Adviser”) agrees that it shall waive all or a portion of the investment advisory fees that it receives pursuant to the Investment Advisory Agreement between Symmetry Panoramic Trust (the “Trust”) and the Adviser (the “Advisory Agreement”) with respect to each of the Funds listed below (each, a “Fund” and collectively, the “Funds”) so that the aggregate annual investment advisory fee retained by the Adviser with respect to each Fund after the payment of sub-advisory fees does not exceed the following amounts:
Fund	Aggregate Annual Advisory Fee Retained by the Adviser
Symmetry Panoramic US Equity Fund	0.27%
Symmetry Panoramic International Equity Fund	0.27%
Symmetry Panoramic Global Equity Fund	0.27%
Symmetry Panoramic Tax-Managed Global Equity Fund	0.28%
Symmetry Panoramic US Fixed Income Fund	0.27%
Symmetry Panoramic Municipal Fixed Income Fund	0.27%
Symmetry Panoramic Global Fixed Income Fund	0.27%
Symmetry Panoramic Alternatives Fund	0.32%
This Agreement shall become effective on __________, 2018 with respect to each Fund and shall remain in effect until __________, 2019 (the “Fee Waiver Period”), unless sooner terminated as provided herein. The Agreement with respect to a Fund may be continued from year to year thereafter (each, a “Successive Fee Waiver Period”), provided that each such continuance is specifically approved by the Adviser and the Trust with respect to such Fund (including with respect to the Trust, a majority of the Trustees of the Trust who are not “interested persons,” as defined under the Investment Company Act of 1940, as amended (the “1940 Act”) of the Adviser (the “Independent Trustees”)). Neither the Adviser nor the Trust shall be obligated to extend this Agreement with respect to any Fund for any Successive Fee Waiver Period. This Agreement may be terminated at any time, and without payment of any penalty, by the Trust’s Board of Trustees, on behalf of the Funds, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser during the Fee Waiver Period and any Successive Fee Waiver Period without the consent of the Trust’s Board of Trustees, including a majority of the Independent Trustees.
The Adviser acknowledges that investment advisory fees waived pursuant to this Agreement are not subject to recovery or reimbursement regardless of the operation of any operating expenses limitation agreement or similar agreement entered into between the Trust, on behalf of the Funds, and the Adviser.
Any question of interpretation of any term or provision of this Agreement, including but not limited to the computations of average daily net assets or of any advisory fee, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement between the Adviser and the Trust or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act, as applicable, and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such Court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to the 1940 Act.
This Agreement constitutes the entire agreement of the parties with respect to its subject matter. This Agreement shall be enforceable notwithstanding the enforceability of any such other provision or agreement. In addition, each provision herein shall be treated as separate and independent with respect to each Fund and shall be treated as separate and independent from such provision or agreement with respect to each of the other Funds. No modification or amendment of this Agreement shall be binding unless in writing and executed by the parties listed above.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

Sincerely,

By:
Patrick Sweeny Principal Symmetry Partners, LLC

Approved and accepted on behalf of the Funds:

By:
[Name] President Symmetry Panoramic Trust

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